Exhibit 2
For immediate release
Westaim announces 2006 year-end results
CALGARY, ALBERTA — February 15, 2007 — The Westaim Corporation announced today that for the year ended December 31, 2006, it recorded a net loss of $50.6 million, or 54 cents per share compared to net income of $9.3 million, or 10 cents per share, in the previous year. For the three months ended December 31, 2006, the Company posted a net loss of $11.0 million, or 12 cents per share compared to net income of $22.0 million, or 24 cents per share in the same period in the previous year. Westaim’s higher net loss in 2006 is primarily attributable to $14.8 million income from discontinued operations in 2005 and a $30.1 million gain on the issuance of shares of its NUCRYST subsidiary in the fourth quarter of 2005.
At December 31, 2006, Westaim had $62.8 million in consolidated cash and short-term investments, compared to $119.6 million at December 31, 2005.
“Westaim and its subsidiaries were impacted by some major challenges in 2006,” said Barry M. Heck, President & CEO of Westaim. “NUCRYST experienced disappointing results in the Phase 2 clinical trial for NPI 32101 as a pharmaceutical candidate for the treatment of atopic dermatitis. iFire transitioned from R&D to pilot operations and has made progress in demonstrating the manufacturing processes required for mass production; however, we have not yet achieved the necessary performance characteristics required for commercial production which has delayed our commercialization efforts. We will continue to address these challenges in 2007 and maintain our course in working towards taking iFire’s TDEL technology to the consumer market.”
The Westaim Corporation’s technology investments include iFire Technology Corp., which has developed a low-cost flat panel display technology and a 74.8 per cent interest in NUCRYST Pharmaceuticals Corp. (NASDAQ: NCST; TSX; NCS), which develops, manufactures and commercializes medical products that fight infection and inflammation based on its nanocrystalline silver technology. Westaim’s common shares are listed on NASDAQ under the symbol WEDX and on The Toronto Stock Exchange under the trading symbol WED. A more detailed discussion of Westaim’s 2006 consolidated year end results can be found in the 2006 consolidated audited financial statements and Management’s Discussion and Analysis, which will be available at www.westaim.com and www.sedar.com

For more information contact:
David Wills
Investor Relations
(416) 504-8464
info@westaim.com
www.westaim.com
The financial results in this news release are unaudited and are not a complete disclosure of Westaim’s quarterly or annual financial results. This news release contains forward-looking statements. These statements are based on current expectations that are subject to risks and uncertainties, and Westaim can give no assurance that these expectations are correct. Various factors could cause actual results to differ materially from those projected in such statements, including but not limited to statements involving iFire’s progress in demonstrating the manufacturing processes required for mass production, low cost panel displays, and the ability of NUCRYST’s products to fight infection and inflammation. Westaim disclaims any intention or obligation to revise forward-looking statements whether as a result of new information, future developments or otherwise. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

THE WESTAIM CORPORATION
Financial Highlights
(unaudited)
(thousands of dollars except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
Consolidated Statements of Operations	2006	2005	2006	2005

Revenue	$5,140	$5,607	$27,591	$28,560
(Loss) income from continuing operations	(11,019)	19,483	(50,557)	(5,508)
Net (loss) income	(11,019)	21,998	(50,557)	9,270
(Loss) income per common share — basic and diluted
Continuing operations	(0.12)	0.21	(0.54)	(0.06)
Net (loss) income	(0.12)	0.24	(0.54)	0.10
Weighted average number of common shares outstanding (thousands)	93,979	92,901	93,523	92,852

	Three Months Ended December 31		Twelve Months Ended December 31
Segmented Information - Continuing Operations	2006	2005	2006	2005

Revenue
Nucryst Pharmaceuticals	$5,140	$5,607	$27,591	$28,560

Continuing operations	$5,140	$5,607	$27,591	$28,560

Operating (loss) income
Nucryst Pharmaceuticals	$(2,200)	$(2,087)	$(11,216)	$1,590
iFire Technology	(8,825)	(8,116)	(37,556)	(31,844)
Other (including corporate costs)	(1,311)	(2,058)	(6,128)	(8,163)

Continuing operations	$(12,336)	$(12,261)	$(54,900)	$(38,417)

Consolidated Balance Sheets	December 31, 2006	December 31, 2005

Cash and short-term investments	$62,832	$119,627
Current assets	80,256	136,169
Other assets	68,083	76,292
Current liabilities	15,797	26,614
Shareholders’ equity	112,977	157,640

THE WESTAIM CORPORATION
Consolidated Statements of Operations and Consolidated Statements of Deficit
(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
(thousands of dollars except per share data)	2006	2005	2006	2005

Revenue	$5,140	$5,607	$27,591	$28,560
Costs
Manufacturing	2,899	2,830	17,324	10,799
Research and development	7,707	9,391	37,920	36,514
General and administrative	2,101	1,172	6,762	4,109
Depreciation and amortization	3,719	2,362	14,362	7,338
Corporate costs	1,050	2,113	6,123	8,217

Operating loss	(12,336)	(12,261)	(54,900)	(38,417)

Foreign exchange	1,333	642	(897)	410
Interest	657	454	3,181	2,073
Write-down of capital assets and intangible assets	(1,210)	(567)	(1,210)	(570)
Gain on disposal of assets	—	—	110	—
(Loss) gain on issuance of shares of subsidiary	(5)	30,055	(99)	30,055
Gain on sale of investment	—	1,120	—	1,120
Non-controlling interest	466	—	3,222	—

(Loss) income from continuing operations before income taxes	(11,095)	19,443	(50,593)	(5,329)

Income tax recovery (expense)	76	40	36	(179)

(Loss) income from continuing operations	(11,019)	19,483	(50,557)	(5,508)
Income from discontinued operations net of income taxes	—	2,515	—	14,778

Net (loss) income for the period	$(11,019)	$21,998	$(50,557)	$9,270

(Loss) income per common share
Continuing operations — basic and diluted	$(0.12)	$0.21	$(0.54)	$(0.06)

Net (loss) income — basic and diluted	(0.12)	0.24	(0.54)	0.10

Weighted average number of common shares outstanding (thousands)	93,979	92,901	93,523	92,852

Deficit at beginning of period	$(306,829)	$(289,289)	$(267,291)	$(276,561)
Net loss (income)	(11,019)	21,998	(50,557)	9,270

Deficit at end of period	$(317,848)	$(267,291)	$(317,848)	$(267,291)

THE WESTAIM CORPORATION
Consolidated Balance Sheets
(unaudited)

	December 31	December 31
(thousands of dollars)	2006	2005

ASSETS

Current
Cash and cash equivalents	$45,381	$115,673
Short-term investments	17,451	3,954
Accounts receivable	8,314	8,199
Inventories	8,506	7,773
Other	604	570

	80,256	136,169

Capital assets	63,958	71,112
Intangible assets	4,125	5,180

	$148,339	$212,461

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$7,797	$16,302
Current portion of long-term debt	8,000	10,312

	15,797	26,614

Long-term debt	—	6,000
Provision for site restoration	6,760	6,760

	22,557	39,374

Non-controlling interest	12,805	15,447

Shareholders’ equity
Common shares	426,122	421,466
Contributed surplus	5,379	3,968
Cumulative translation adjustment	(676)	(503)
Deficit	(317,848)	(267,291)

	112,977	157,640

	$148,339	$212,461

THE WESTAIM CORPORATION
Consolidated Cash Flow Statements
(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
(thousands of dollars)	2006	2005	2006	2005

Operating Activities
Loss from continuing operations	$(11,019)	$19,483	$(50,557)	$(5,508)
Items not affecting cash
Depreciation and amortization	3,720	2,362	14,362	7,338
Write-down of capital assets and intangible assets	1,210	570	1,210	570
Stock-based compensation expense	427	225	1,650	905
Non-controlling interest	(466)	—	(3,222)	—
Foreign exchange on long-term debt	—	(352)	122	(1,637)
Foreign exchange on short-term investments	—	—	(52)	—
Gain on disposal of assets	—	—	(110)	—
Gain on sale of investment	—	(1,120)	—	(1,120)
Loss (gain) on issuance of shares of subsidiary	5	(30,055)	99	(30,055)

Cash used in continuing operations before non-cash working capital changes	(6,123)	(8,887)	(36,498)	(29,507)

Changes in continuing operations non-cash working capital
Accounts receivable	1,698	6,581	(165)	(2,541)
Inventories	(488)	(1,639)	(733)	(4,341)
Other	211	1,178	(30)	(32)
Accounts payable and accrued liabilities	(2,245)	1,976	(7,605)	5,186
Site restoration expenditures net of recoveries	—	—	—	52

Cash used in continuing operations	(6,947)	(791)	(45,031)	(31,183)
Cash provided from (used in) discontinued operations	—	97	—	(518)

Cash used in operating activities	(6,947)	(694)	(45,031)	(31,701)

Investing activities
Capital expenditures	(811)	(3,917)	(7,880)	(31,895)
Maturity of short-term investments	1,285	8,442	30,594	98,335
Purchase of short-term investments	(17,450)	(3,954)	(44,039)	(90,289)
Intangible assets	(156)	(202)	(649)	(977)
Proceeds on disposal and sale of assets	—	—	312	—
Proceeds on sale of investment	—	1,620	—	1,620
Proceeds on sale of discontinued operations	—	7,029	—	22,614

Cash (used in) provided from investing activities	(17,132)	9,018	(21,662)	(592)

Financing activities
Proceeds from long-term debt	—	1,147	—	7,154
Repayment of long-term debt	—	—	(10,434)	—
Issuance of common shares of subsidiary, net of share issuance costs	40	45,502	325	45,502
Issuance of common shares	—	—	4,484	171
Issuance of convertible debentures of subsidiary	—	—	2,000	6,000

Cash provided from (used in) financing activities	40	46,649	(3,625)	58,827

Effect of exchange rate changes on cash and cash equivalents	33	—	26	—

Net (decrease) increase in cash and cash equivalents	(24,006)	54,973	(70,292)	26,534
Cash and cash equivalents at beginning of period	69,387	60,700	115,673	89,139

Cash and cash equivalents at end of period	$45,381	$115,673	$45,381	$115,673

Supplemental disclosure of cash flow information:
Non-cash capital asset additions included in accounts payable and accrued liabilities	$508	$1,304	$508	$1,304